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                                                                    EXHIBIT 4.2

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                             JEFFERIES GROUP, INC.,

                                     ISSUER

                                      AND

                             THE BANK OF NEW YORK,

                                    TRUSTEE

                          ___________________________


                          FIRST SUPPLEMENTAL INDENTURE


                           DATED AS OF JULY 14, 1994





                          ___________________________



                                  $50,000,000

                          8 7/8% SENIOR NOTES DUE 2004


                          ____________________________


             SUPPLEMENTING THE INDENTURE DATED AS OF APRIL 28, 1994



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                 FIRST SUPPLEMENTAL INDENTURE, dated as of July 14, 1994,
between Jefferies Group, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").

                 WHEREAS, the Company and the Trustee executed and delivered that certain indenture, dated as of April 28, 1994 (the "Indenture"), providing for the issuance thereunder by the Company, and the authentication and delivery by the Trustee, of the Company's 8 7/8% Senior Notes due 2004 (the "Notes").

                 WHEREAS, Section 9.01 of the Indenture authorizes the Company and the Trustee, without notice to or the consent of any holders of the Notes ("Holders"), to enter into a supplemental indenture to cure any ambiguity, defect or inconsistency.

                 WHEREAS, the Company and the Trustee, by appropriate corporate action, have determined to supplement the Indenture in the manner described below and all acts and proceedings required by law, by the Indenture, and by the Articles of Incorporation and the Bylaws of the Company necessary to authorize and constitute this First Supplemental Indenture a valid and binding agreement in accordance with the terms hereof, have been done and taken.

                 NOW, THEREFORE, in consideration of the foregoing, the Company covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:

                 1. Amendment to Section 1.01 of the Indenture. The definition of Minimum Net Capital Amount is amended in its entirety to read as follows:

                          "Minimum Net Capital Amount" means, as of any date,
                 the product of (i)(x) the total minimum Net Capital required by Rule 15c3-1 under the Exchange Act to be maintained by Jefferies & Company, Inc. less (y) the portion of such total minimum Net Capital required as a result of underwriting activities by Jefferies & Company, Inc. and (ii) 150%.

                 2. Full Force and Effect. The Indenture, as amended and supplemented by this First Supplemental Indenture, shall be and remain in full force and effect. Any capitalized terms used herein and not otherwise defined shall have the meanings given thereto in the Indenture.

                 3. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

                 4. Duplicate Originals. This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts,





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each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                 IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.


                                       JEFFERIES GROUP, INC.



                                       By:____________________________
                                          Name:
                                          Title:


                                       THE BANK OF NEW YORK,
                                       as Trustee



                                       By:____________________________
                                          Name:
                                          Title:





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